UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2008

MONTPELIER RE HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31468	98-0428969
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Montpelier House

94 Pitts Bay Road

Pembroke HM 08

Bermuda

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (441) 296-5550

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.

As previously disclosed, the Montpelier Long-Term Incentive Plan (the “LTIP”) is the Company’s primary long-term incentive plan for its employees, including the Company’s Principal Executive Officer, Principal Financial Officer and its other Executive Officers.

LTIP awards are made at the discretion of the Board’s Compensation and Nominating Committee (the “Committee”).  Currently, the Company’s outstanding share-based LTIP awards include restricted stock units (“RSUs”).  RSUs are phantom restricted shares which vest in equal tranches over three, four or five year periods depending on the individual award, subject to the employee remaining employed through the applicable vesting date.  RSUs are currently payable in common shares at the end of the RSU term.

The Emergency Economic Stabilization Act of 2008, enacted on October 3, 2008, added Section 457A to the U.S. Internal Revenue Code.  The Company currently believes that this tax legislation may cause certain LTIP participants (those who are U.S. taxpayers) to be taxed on the fair value of RSUs upon vesting, rather than upon receipt of the underlying common shares, effective for periods after December 31, 2008.  In order to alleviate this mismatch between taxation and receipt of the common shares, the Committee formally decided, on December 3, 2008, to amend certain outstanding RSU awards to accelerate the distribution of the underlying common shares to coincide more closely to the vesting date.  The amendment to the award agreements will not change the applicable vesting date, but will allow participants to receive their shares during the same period in which they will be taxable.

Also, in light of the recently enacted tax legislation, the Committee resolved to permit directors who participate in the Director’s Share Plan to elect to receive their shares prior to December 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd.
(Registrant)

December 5, 2008	By:	/s/ Jonathan B. Kim
Date	Name:	Jonathan B. Kim
	Title:	General Counsel and Secretary